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                                                                   EXHIBIT 15.1



                                  May 14, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Patterson Energy, Inc.

We are aware that our report dated April 30, 1999 on our review of the interim condensed consolidated balance sheet of Patterson Energy, Inc. and Subsidiaries as of March 31, 1999 and the related condensed consolidated statements of operations and cash flows for the three months ended March 31, 1999 and 1998 and the related condensed consolidated statement of stockholders' equity for the three months ended March 31, 1999 included in this Form 10-Q, is incorporated by reference in the registration statements of Patterson Energy, Inc. on Forms S-8 (File No.'s 333-47917, 33-97972, 33-39471 and 33-35399) and Forms S-3, as
amended (File No.'s 333-43739 and 333-39537).


/s/ PricewaterhouseCoopers LLP